EXHIBIT 99.1

April 1, 2013 07:30 ET

Ocean Bio-Chem, Inc. Reports Record Fourth Quarter Sales & Net Income and Full Year 2012 Financial Results

 -- Net income increased 114% in fourth quarter --

FORT LAUDERDALE, FL--(Marketwired – Apr 1, 2013) -Ocean Bio-Chem, Inc. (NASDAQ: OBCI) a leading manufacturer and distributor of appearance, performance, and maintenance products serving the marine, automotive, power sports, recreational vehicle and outdoor power equipment markets, is pleased to announce today its financial results for the fourth quarter and full year of 2012.

The Company reported record net income for the fourth quarter of 2012 of approximately $464 thousand, compared to previous fourth quarter net income of $217 thousand, an increase of approximately 114%.  Basic and diluted earnings per share were $0.06 per share and $0.05 per share respectively, compared to $0.03 for both basic and diluted earnings per share for the comparative 2011 period.  The Company also reported record net sales for the fourth quarter ended December 31, 2012, of approximately $6.9 million compared to approximately $6.8 million for the fourth quarter of 2011.

The Company reported net income for the full year 2012 of approximately $2.0 million, compared to net income of $2.4 million for 2011.  Basic and diluted earnings per share were $0.24 per share and $0.23 per share respectively, compared to $0.30 basic earnings per share and $0.28 diluted earnings per share for the year 2011.  Net sales for the year 2012 were approximately $31.0 million compared to approximately $31.7 million for 2011, a decrease of approximately 2%.

(000's Omitted)
	Quarter Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
NET SALES	$6,891	$6,847	$31,039	$31,681
PRE-TAX INCOME	650	$376	2,989	3,615
NET INCOME	464	$217	1,962	2,393
NON CASH EXPENSES	128	107	984	1,363
NET INCOME - excluding non- cash expenses	592	324	2,946	3,756

EPS BASIC	0.06	0.03	0.24	0.30
EPS DILUTED	0.05	0.03	0.23	0.28
EPS BASIC-excluding non cash expenses	0.07	0.04	0.36	0.47
EPS DILUTED-excluding non-cash expenses	$0.07	$0.04	$0.34	$0.45

Ocean Bio-Chem, President and CEO Peter Dornau stated, "We have just concluded the best fourth quarter in the Company’s history.  We have reported record net sales and gross profit dollars and percentages.  The outstanding performance has resulted in the Company’s net income more than doubling from prior years’ results.  Net income is up 114% and net income as a percentage of net sales increased from a return on net sales of 3% in the fourth quarter 2011, to approximately 7% in the fourth quarter 2012.  Net income excluding non-cash items was approximately $600 thousand for the quarter and approximately $3.0 million for the year 2012.  Our strong positive cash flow from operations continues to strengthen our balance sheet.  At December 31, 2012, our current ratio increased to an exceptional 5.3:1.  In addition, the Company had paid off our line of credit with our lender early in the fourth quarter 2012.  At both year end, and currently, we do not have any outstanding borrowings on our line of credit.”

Mr. Dornau continued,  “The reduction in sales for the full year 2012 are mainly attributable to our largest customer implementing an inventory reduction program of 15%, as we have reported in prior press releases.  They implemented this reduction to increase their inventory turn ratio and reduce their working capital.  They felt with their improved shipment to stores, that they could keep their stores in stock with lower overall inventories.  They have accomplished that action and now have returned to normal buying patterns.  They have predicted a 12% increase of sales on our products for 2013.

“We had greatly increased our advertising and marketing expenditures in 2012 and also in 2013, to support the sales of our leading products in newer markets.  Naturally these expenditures have reduced earnings for the year 2012, but we expect excellent returns in the relatively near future.  Our earnings, cash flows and cash position are very strong and easily support our expansions into newer markets.

“Our newly EPA approved product, Xtreme-A-Cide P, which kills some of the most extreme viruses, germs, fungi and algae, will open new markets in the near future.  Some of those markets are hospitals, hotels rooms, cruise ships, restaurants, doctors’ offices, veterinarian clinics, and shipping containers. Xtreme-A-Cide P uses CLO2 technology, which is dispensed by our patented pouch delivery system, a huge cost savings to industries and markets.  Older CLO2 systems required expensive machines to produce CLO2 and technical people to monitor, which is costly and not practical.  Our unique system can be used in minutes by nurses, doctors, and other hospital personal with no training, therefore providing savings, all the while killing dangerous germs and viruses.  We see the potential of these new markets dwarfing our current markets in the near future.  Like many major product launches, this takes time and expenditures to accomplish.

“We currently have several more products pending for U.S. EPA approval which we anticipate receiving in mid 2013.  These pending approvals will further expand our CLO2 product lines.
We are currently developing distribution channels into these new markets and we expect that we will start seeing results in early 2014.

“All these products are EPA approved and thus require extensive testing and fees to register with both the federal and state governmental agencies.  These expenditures also contributed to lower earnings for the year.  The good news is that the margins on these products are significant and will lead to higher earnings in the future.

Our manufacturing facility (Kinpak) has been geared up to handle the new manufacturing requirements and has plenty of capacity to handle all new sales.  Kinpak is an EPA approved facility and meets all federal requirements to handle these specialized products.”

Greg Dornau, Executive Vice President of Sales and Marketing, explained, “StarTron® enzymes fuel additives continue their strong advance into newer markets.  StarTron® has placement in relatively every major retailer in marine, hardware, auto, sporting goods, power sports and outdoor power equipment/agriculture.  We continue to expand our presence in these major national chains with new StarTron® products, as well as other core Star brite® products.

“Now that we have secured this retail presence, our goal is to continue to create awareness and demand for our unique enzyme technology that helps to cure the damaging effects of ethanol fuels.  We are confident the increased advertising, promotions and new educational pieces we have in place will drive sales in both the short and long term.  To learn more about StarTron® and our unique enzyme technology go to www.startron.com or find us on Facebook.

Greg Dornau continued, “We have seen an increase in business activity in the first quarter 2013, compared to the first quarter 2012 despite the cold weather in most parts of the United States.  The boating season has got off to a slow start, due to the cold weather.  However as we work boat shows around the country, we see very strong interest and fully anticipate as the weather improves it will translate into stronger sales for our marine customers.  With the strong market indicators in marine, our largest marine customer should see strong sales as the weather improves.  Additionally we have increased our marketing/sales staff to service the new markets we have added.  These increased expenses will be offset with sales gains we will make in these higher margin markets.”

About Ocean Bio-Chem

Ocean Bio-Chem, Inc. is principally engaged in the manufacturing, marketing and distribution of a broad line of appearance and maintenance products for boats, recreational vehicles, automobiles, power sports, outdoor power equipment and motorcycle markets under the Star brite® StarTron® and other trademarks within the United States of America and Canada. In addition, the Company produces private label formulations of many of its products for various customers and provides custom blending and packaging services for these and other products.  It manufactures its products in a 300,000 sf facility in Montgomery, Alabama, from which they are distributed across the globe.

The Company trades publicly under NASDAQ Capital Markets, Ticker Symbol: OBCI.

The Company's web sites are: www.oceanbiochem.com, www.Starbrite.com, www.Startron.com and www.nos-guard.com.

Forward-looking Statements:

Certain statements contained in this Press Release including without limitation expectations as to future sales and operating results, constitute forward-looking statements.  For this purpose, any statements contained in this report that are not statements of historical fact may be deemed forward-looking statements.  Without limiting the generality of the foregoing, words such as "believe," "may," "will," "expect," "anticipate," "intend," "could" including the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Factors that may affect these results include, but are not limited to, the highly competitive nature of our industry, reliance on certain key customers, changes in consumer demand for marine, recreational vehicle and automotive products, advertising and promotional efforts, exposure to market risks for changes in interest rates and in foreign exchange rates, and other factors.

Contacts:
Peter Dornau
President & CEO
954-587-6280
pdoranu@starbrite.com

Jeff Barocas
CFO
954-587-6280
jbarocas@starbrite.com

Paul Knopick
E & E Communications
pknopick@eandecommunications.com
940-262-3584